Exhibit 21

SUBSIDIARIES OF REGISTRANT

MFRI Holdings (B.V.I) Ltd (British Virgin Islands)

Midwesco Filter Resources, Inc. (Delaware corporation)

MM Niles, Inc. (Delaware corporation)

Perma-Pipe, Inc. (Delaware corporation)

Perma-Pipe Canada, Inc. (Delaware corporation)

Perma-Pipe Canada, LTD. (Canada)

Perma-Pipe India Pvt. Ltd. (India)

Perma-Pipe International Co. LLC (Delaware corporation)

Perma-Pipe Middle East FZC (United Arab Emirates)

Perma-Pipe Egypt for Metal Fabrication and Insulation Industries (Perma-Pipe Egypt) S.A.E. (Egypt)

Perma-Pipe Oil Field Services LLC (United Arab Emirates)

Perma-Pipe Saudi Arabia, LLC (Kingdom of Saudi Arabia)